Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

TELEVIDEO, INC.	Case No. 06-10242(KG)

Debtor.

DISCLOSURE STATEMENT IN RESPECT OF
PLAN OF REORGANIZATION OF TELEVIDEO, INC.

TELEVIDEO, INC. (HEREINAFTER REFERRED TO AS “TELEVIDEO” OR THE “DEBTOR”) PROVIDES THIS DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”) IN RESPECT OF ITS CHAPTER 11 PLAN OF REORGANIZATION (THE “PLAN”) SUBMITTED HEREWITH IN THE DEBTOR’S BANKRUPTCY CASE.  A TRUE AND CORRECT COPY OF THE PLAN ACCOMPANIES THIS DISCLOSURE STATEMENT AS EXHIBIT A AND IS INCORPORATED HEREIN BY REFERENCE.

BUCHANAN INGERSOLL PC
Attorneys for the Debtors
The Nemours Building
1007 North Orange Street, Suite 1110
Wilmington, DE 19801-1236
Tel:  302-428-5500
Fax:  302-428-3996

Dated:  April 11, 2006

THIS IS NOT A SOLICITATION OF ACCEPTANCES OR
REJECTIONS OF THE PLAN.  ACCEPTANCES OR REJECTIONS
MAY NOT BE SOLICITED UNTIL THE BANKRUPTCY COURT HAS
APPROVED THIS DISCLOSURE STATEMENT.

TABLE OF CONTENTS

The section headings used herein are for convenience of reference only and shall not form any part of this disclosure statement (“Disclosure Statement”) or affect its interpretation.  The sections of this Disclosure Statement, set forth according to their headings and page numbers, are as follows:

1.	INTRODUCTION			1
	1.1	Introductory Statement of Plan Proponent		1
	1.2	What is Chapter 11?		1
	1.3	What is a Plan of Reorganization?		2
	1.4	What is a Disclosure Statement?		2
	1.5	The Purpose of the Disclosure Statement		2
	1.6	Notice to Holders of Claims and Equity Interests		3

2.	VOTING PROCEDURES			4
	2.1	Impaired Classes of Claims or Interests		4
	2.2	Procedures and Deadline for Voting		4
	2.3	Eligibility		5
	2.4	Binding Effect		6

3.	CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION			6

4.	PLAN OF REORGANIZATION - GENERAL OVERVIEW			6

5.	SIGNIFICANT INFORMATION CONCERNING THE DEBTOR			9
	5.1	Historical Operational and Financial Information		9
		A.	Overview of TeleVideo, Inc.	9
	5.2	Equity Ownership and Primary Indebtedness		10
		A.	Equity Securities	10
		B.	Debt Instruments	10
		C.	Trade and Remaining Unsecured Claims	10
	5.3	Events Leading to Chapter 11 Filing		10
	5.4	Net Operating Losses		11
	5.5	Administration Of The Chapter 11 Case		12
		A.	Management	12
		B.	Retention of Professionals	12
		C.	First-Day Orders	12
		D.	Cash Collateral	13
		E.	Creditors’ Committee	13
		F.	Exclusivity Periods	13
		G.	Claims Bar Date	13
		H.	Financial Information	13

6.	SUMMARY OF PLAN TREATMENT OF NON-CLASSIFIED CLAIMS			14
	6.1	Non-Classified Claims		14

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	6.2	Administrative Expense Claims		14
	6.3	Professional Compensation and Reimbursement Claims		14
	6.4	Priority Tax Claims		14

7.	SUMMARY OF PLAN TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS			15

8.	CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS			15
	8.1	CLASS 1 - OTHER PRIORITY CLAIMS		15
	8.2	CLASS 2 - SECURED TAX CLAIMS		16
	8.3	CLASS 3 - MRS. HWANG SECURED CLAIM		16
	8.4	CLASS 4 - OTHER SECURED CLAIMS		16
	8.5	CLASS 5 - GENERAL UNSECURED CLAIMS		17
	8.6	CLASS 6 - EQUITY INTERESTS		17

9.	ACCEPTANCE OR REJECTION OF THE PLAN			18
	9.1	Voting of Claims		18
	9.2	Nonconsensual Confirmation		18

10.	PROVISIONS GOVERNING DISTRIBUTIONS			18
	10.1	Method of Distributions Under the Plan		18
		A.	Distributions of Cash	18
		B.	Delivery of Distributions	18
		C.	Undeliverable and Unclaimed Distributions	18
		D.	Allocation of Plan Distributions	19
		E.	Distributions Subsequent to the Distribution Date	19
		F.	De Minimis Distributions	19
		G.	Settlement of Claims and Controversies	19

11.	PROCEDURES FOR RESOLVING AND TREATING DISPUTED ADMINISTRATIVE EXPENSE CLAIMS AND CLAIMS			19
	11.1	Bar Date for Administrative Expense Claims		19
	11.2	Objections to and Resolution of Administrative Expense Claims and Claims		20
	11.3	No Distribution Pending Allowance		20
	11.4	Estimation		20
	11.5	Reserve for Disputed General Unsecured Claims		21
	11.6	Allowance of Disputed Claims		21

12.	IMPLEMENTATION OF THE PLAN			21
	12.1	Executory Contracts and Unexpired Leases		21
		A.	Payments Related to Assumption of Contracts and Leases	22
		B.	Bar Date for Filing Proofs of Claim Relating to Rejection of Executory Contracts and Unexpired Leases	22
		C.	Objections to Proofs of Claim Relating to Rejection of Executory Contracts and Unexpired Leases	22

ii

		D.	Employee Benefits	22
		E.	Retiree Benefits	22
	12.2	Delivery of the Mrs. Hwang Consideration		23
	12.3	Cancellation of Equity Interests and Issuance of New Equity Interests		23
	12.4	The Disbursing Agent		23
	12.5	Conditions Precedent to Confirmation of the Plan		23
	12.6	Conditions Precedent to Effective Date		23
	12.7	Reorganized Debtor		24
	12.8	Revesting of Assets		24
	12.9	Post-Effective Date Fees and Expenses		24

13.	DISCHARGE, RELEASE AND INJUNCTION			25
	13.1	Injunction		25
	13.2	Discharge		25
	13.3	Release of Mrs. Hwang		26
	13.4	Exculpation		26

14.	RETENTION OF JURISDICTION			27

15.	AMENDMENT OR MODIFICATION OF THE PLAN			28

16.	CONFIRMATION OF THE PLAN			28
	16.1	Acceptance		28
	16.2	Best Interests Test		29
	16.3	Cramdown		30
	16.4	Feasibility		31

17.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			31
	17.1	Liquidation Under Chapter 7		31
	17.2	Alternative Plan Of Reorganization		31

18.	EFFECT OF CONFIRMATION OF THE PLAN			32

19.	U.S. FEDERAL INCOME TAX CONSEQUENCES TO CREDITORS AND EQUITY INTERESTS			32
	19.1	Tax Effects Upon Unsecured Creditors		32
		A.	Allowed General Unsecured Claims	32
		B.	Treatment of Accrued Interest	32
	19.2	Tax Effects Upon Mrs. Hwang’s Secured Claim		33
	19.3	Tax Effects Upon Holders of Equity Interests		33

20.	RISK FACTORS			33

21.	CONCLUSION			34

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1.             INTRODUCTION

1.1                                 Introductory Statement of Plan Proponent

THIS DISCLOSURE STATEMENT IS PROVIDED TO THE UNITED STATES TRUSTEE, CREDITORS OF THE DEBTOR’S ESTATE AND OTHER PARTIES-IN-INTEREST FOR THE PURPOSE OF SOLICITING ACCEPTANCES TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT AND WHICH IS INCORPORATED HEREIN.  THE PLAN PROPONENT STRONGLY URGES YOU TO READ THIS DISCLOSURE STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION CONCERNING THE DEBTOR’S FINANCIAL HISTORY AND ITS BUSINESS.  THE DISCLOSURE STATEMENT SUMMARIZES AND ANALYZES THE PLAN AND PRESENTS THE RESULTS THAT WOULD BE OBTAINED IN A CHAPTER 7 LIQUIDATION.  YOU ARE ENCOURAGED TO READ THE PLAN IN FULL AND OBTAIN INDEPENDENT PROFESSIONAL ADVICE IF YOU DEEM IT NECESSARY OR APPROPRIATE.

Unless otherwise indicated herein, defined terms contained in this Disclosure Statement shall have the meaning ascribed in either the Plan or in the Bankruptcy Code.  All terms used in this Disclosure Statement that are not defined in the Plan or in the Bankruptcy Code, but that are defined in the Federal Rules of Bankruptcy Procedure or the local rules of the Court, shall have the respective meanings assigned to such terms by those rules.  Creditors, therefore, should carefully review the Plan in conjunction with their review of this Disclosure Statement.

THE PLAN PROPONENT BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS, INTEREST HOLDERS AND OTHER PARTIES-IN-INTEREST AND THEREFORE URGES ALL PARTIES ENTITLED TO VOTE TO ACCEPT THE PLAN.

As discussed in more detail below, the Plan Proponent believes that in a chapter 7 liquidation of the Debtor’s Assets, the Estate and its creditors would realize less on account of the Assets and incur additional Administrative Claims, while suffering further delay in the administration and ultimate conclusion of the Case.  The Plan Proponent believes that the Plan represents the best possible alternative to creditors holding Allowed Claims, since it provides for the most effective and efficient means of resolving the Case.

1.2                                 What is Chapter 11?

Chapter 11 of the Bankruptcy Code is the principal vehicle for reorganizing business entities under the federal bankruptcy laws.  Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity security holders.  The filing of a petition for protection under chapter 11 generally provides, under Section 362 of the Bankruptcy Code, for an automatic stay of attempts to collect Claims or enforce Liens that arose prior to the commencement of a debtor’s chapter 11 case, which otherwise would interfere with the debtor’s property or business.  The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the commencement date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession”.

1.3                                 What is a Plan of Reorganization?

The principal purpose of a chapter 11 case is to facilitate the formulation of a plan of reorganization that provides for the restructuring of a debtor’s liabilities and the treatment of Claims.  A plan of reorganization may also provide for the liquidation of a debtor’s assets.

1.4                                 What is a Disclosure Statement?

After a plan of reorganization has been proposed, the holders of Claims against, and Equity Interests in, a debtor that are impaired by the terms of the plan and that are entitled to distributions under the plan are entitled to vote on whether to accept the plan.  The Bankruptcy Code requires disclosure of adequate information to all such voting creditors and equity holders typically by way of a disclosure statement before the plan proponent may solicit votes on the plan.  The Debtor presents this Disclosure Statement to the voting holders of Allowed Claims against the Debtor to provide each voting holder of an Allowed Claim sufficient information to make an informed decision as to whether to accept or reject the Plan.  The Debtor is also making this Disclosure Statement available to, among others, the known holders of Administrative Expense Claims and Priority Tax Claims to provide such holders with additional information to evaluate the Plan, and will make this Disclosure Statement available, if requested, to all known holders of Equity Interests of the Debtor, whose Class under the Plan is deemed not to accept the Plan in that the Plan provides the Class of Equity Interests in the Debtor will not receive or retain any property under the Plan on account of such Equity Interests.

1.5                                 The Purpose of the Disclosure Statement

The purpose of this Disclosure Statement is to provide the holders of Claims with important, necessary and material information about the Debtor and the Plan to enable them to make an informed judgment on the merits of accepting or rejecting the Plan.  This information includes, among other matters, general background and historical information, an overview of the Chapter 11 Case and an explanation of how the Plan will function.  Accompanying this Disclosure Statement are copies of:

•                                          a Notice fixing the time for the transmission of Ballots accepting or rejecting the Plan, the date and time of the hearing to consider confirmation of the Plan and related matters, and the time for filing objections to the Plan; and

•                                          a Ballot for accepting or rejecting the Plan submitted for the holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan.

•                                          a pre-addressed envelope; and

•                                          a letter of transmittal.

1.6                                 Notice to Holders of Claims and Equity Interests

The information contained in this Disclosure Statement is based upon financial and other information supplied by the Debtor, its advisors, and, except where specifically noted, has not been subject to an audit or independent review and has not been prepared in accordance with generally accepted accounting principles.  Certain of the information is by its nature forward looking and contains estimates and assumptions that may be materially different from actual, future results.  The statements contained in this Disclosure Statement are made as of the date hereof unless another time is specified herein, and the delivery of this Disclosure Statement shall not create an implication that there has been no change in the information contained herein since the date hereof.

This Disclosure Statement is an attempt by the Debtor to set forth in reasonable detail information sufficient to enable holders of Claims to make an informed judgment about the Plan.  All holders of Claims with questions about this Disclosure Statement and any other materials included with this Disclosure Statement are invited to address written inquiries to the Debtor, in care of counsel for the Debtor.  However, no information or representation concerning the Debtor other than as set forth in this Disclosure Statement is authorized by the Debtor, nor should it be relied upon in reaching a decision whether to vote in favor of the Plan.

IMPORTANT:  THIS DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN.  PLEASE READ THIS DOCUMENT WITH CARE.  NO PERSON, INCLUDING, WITHOUT LIMITATION, ANY CREDITOR SHOULD CONSTRUE THE CONTENTS OF THIS INCORPORATED DISCLOSURE STATEMENT AS LEGAL, TAX OR INVESTMENT ADVICE, AND THE DEBTOR DISCLAIMS RESPONSIBILITY FOR ANY SUCH ADVICE.  CONSEQUENTLY, EACH PERSON IS STRONGLY URGED TO CONSULT HIS OR HER OWN LEGAL COUNSEL, ACCOUNTANTS OR OTHER PROFESSIONAL ADVISORS AS TO ANY LEGAL, TAX, INVESTMENT AND/OR RELATED MATTERS OR CONSEQUENCES ARISING FROM OR ANCILLARY TO THE PLAN OR ANY OF ITS PROVISIONS OR ANY ACTIONS TO BE TAKEN IN FURTHERANCE THEREOF INCLUDING, WITHOUT LIMITATION, WHETHER TO VOTE IN FAVOR OF THE PLAN.

SUMMARIES OF ANY PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY AND REFERENCE TO, THE FULL TEXT AND ALL OF THE PROVISIONS OF THE APPLICABLE AGREEMENT.

THE DEBTOR BELIEVES THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR, CREDITORS AND ALL PARTIES IN INTEREST.

Nothing contained in this Disclosure Statement shall constitute an admission of any fact or liability by the Debtor, or be admissible in any proceeding involving the Debtor or any other party.

2.             VOTING PROCEDURES

2.1           Impaired Classes of Claims or Interests

Pursuant to Code § 1126, only those Classes impaired by the Plan may vote to accept or reject the Plan.  Classes which are not impaired by the Plan are presumed to vote to accept the Plan and do not have the right to vote to accept or reject the Plan.  Classes impaired by the Plan which are not to receive distributions or retain property under the Plan are presumed to reject the Plan and do not have the right to vote on the Plan.  Classes 1, 2 and 4 are not impaired by the Plan and are therefore deemed to accept the Plan.  Class 6 is impaired but shall receive or retain no property under the Plan and is therefore deemed to reject the Plan.  Classes 3 and 5 are impaired and are therefore entitled to vote to accept or reject the Plan.  Creditors who are not entitled to vote to accept or reject the Plan are being provided with a copy of this Disclosure Statement for informational purposes only.

2.2           Procedures and Deadline for Voting

The Bankruptcy Court has fixed              at     :00 p.m., Prevailing Eastern Time, as the date by which holders of Claims and Equity Interests entitled to vote may vote to accept or reject the Plan (the “Voting Deadline”).  In order for your vote to count, your Ballot must be properly completed and received at the following address by the Voting Deadline:

Delaware Claims Agency, LLC
Attn: TeleVideo, Inc. - Claims Department
PO Box 515
Wilmington, DE 19899

or

Delaware Claims Agency, LLC.
Attn: TeleVideo, Inc. - Claims Department
230 North Market Street - 2nd Floor
Wilmington, DE 19801

Ballots may not be transmitted orally or by facsimile.  In the case where more than one timely, properly completed Ballot is received, only the Ballot that bears the latest date will be counted for purposes of determining whether the relevant requirements for voting on the Plan have been satisfied.  Any Ballot that is not executed by the holder of an Allowed Claim or that does not indicate an acceptance or rejection of the Plan shall be considered null and void and will not be counted and any Ballot in which both the acceptance and rejection boxes are checked shall be deemed an acceptance of the Plan.  The Debtor reserves the right to reject any Ballot not in proper form, the acceptance of which would, in the opinion of the Debtor and its counsel, be inconsistent with the terms set forth above and the Bankruptcy Code.  The Debtor further reserves the right to waive any defects or irregularities as to a particular Ballot.

If a Ballot is signed by an officer of a corporation or other person acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested by the Debtor, must submit proper evidence satisfactory to the Debtor of authority to so act.

If you have any questions about the procedure for voting, did not receive a Ballot and believe you are entitled to vote to accept or reject the Plan, received a damaged Ballot or lost your Ballot, please call or write to the following:

Jami B. Nimeroff, Esquire
BUCHANAN INGERSOLL PC
Attorneys for the Debtors
The Nemours Building
1007 North Orange Street, Suite 1110
Wilmington, DE 19801-1236
nimeroffjb@bipc.com
Tel:  302-428-5500
Fax:  302-428-3996

or

Matthew B. McGuire, Esquire
BUCHANAN INGERSOLL PC
Attorneys for the Debtors
The Nemours Building
1007 North Orange Street, Suite 1110
Wilmington, DE 19801-1236
mcguiremb@bipc.com
Tel:  302-428-5500
Fax:  302-428-3996

2.3           Eligibility

In order to vote to accept or reject the Plan, a creditor must hold an Allowed Claim that is being impaired by the Plan.  Except as provided in the Plan, a Claim is Allowed if:  (i) it was scheduled by the Debtor in a fixed and liquidated amount and not scheduled as contingent or disputed; (ii) the holder of such Claim filed and served a Proof of Claim on or before the Bar Date and as to which no objection has been filed or the objection has been resolved by a Final Order and such Claim has been Allowed, in whole or in part; or (iii) such Claim has otherwise been Allowed by a Final Order of the Court or the Plan, or the holder thereof is otherwise permitted to vote.  Creditors holding Claims in more than one Class may vote in each class by casting separate ballots in each such Class.  Creditors, absent some affirmative act constituting a vote, will not be included in the balloting for purposes of accepting or rejecting the Plan or for purposes of determining the number of persons voting on the Plan.

If a holder of a Claim holds more than one Claim in any one Class, all Claims of such holder in such Class shall be aggregated and deemed to be one Claim for purposes of determining the number and amount of Claims in such Class voting on the Plan.

2.4           Binding Effect

Whether or not a creditor votes to accept or reject the Plan, all creditors and Equity Interests will be bound by the terms of the Plan if the Plan is confirmed by the Court.  Once you have cast your ballot, you may not change your vote except for cause shown to the Court after notice and a hearing.

3.             CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

Pursuant to Sections 1125 and 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing for          at     :00 p.m. (Eastern Time) before the Honorable Kevin Gross, United States Bankruptcy Judge, at the United States Bankruptcy Court for the District of Delaware, in Wilmington, Delaware.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the hearing or at any subsequent adjourned Confirmation Hearing.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are RECEIVED on or before          at 4:00 p.m. (Prevailing Eastern Time) by:

BUCHANAN INGERSOLL PC
Attorneys for the Debtor
1007 North Orange Street, Suite 1110
Wilmington, DE 19801-1236
Fax:  302-428-3996

Unless an objection is timely filed and served it may not be considered by the Bankruptcy Court at the Confirmation Hearing.

4.             PLAN OF REORGANIZATION - GENERAL OVERVIEW

The following table summarizes the classification and treatment of Claims and Equity Interests under the Plan based upon a review by the Debtor of Claims identified in their Schedules, and a general estimate of the amount by which Allowed Claims may ultimately exceed the amounts identified in the Schedules.  For certain Classes of Claims, the actual amounts of Allowed Claims could exceed or could be less than the amounts estimated by the Debtor in calculating the estimated recoveries set forth in the table below.  Accordingly, no representation can be or is being made with respect to whether the estimated percentage recoveries shown below will actually be realized by the holders of Allowed Claims in any particular Class.  In addition, the Debtor has attempted to make certain estimates in respect of Administrative Expense Claims and other Claims, which are inherently subject to uncertainty.  No representation or warranty as to their accuracy is being made.  Unless otherwise noted, the estimates are as of April 15, 2006.

Class	Type of Claim Or Equity Interest	Treatment	Estimated Recovery

—	Administrative Expense Claims	Unimpaired; paid in full in Cash on the later of allowance date and Effective Date or in accordance with the terms and conditions relating to obligations incurred in the ordinary course of business during pendency of the Chapter 11 Case Estimated Amount: $300,000 Estimated Recovery: 100%	100%

—	Priority Tax Claims	Unimpaired; except to the extent paid prior to the Effective Date or agree to different treatment, at the option of Debtor, either paid in full, in Cash, on the later of allowance date and Effective Date or paid over a six-year period from the date of assessment as provided in Section 1129(a)(9)(C) of the Bankruptcy Code with simple interest at 6% per annum Estimated Amount: $5,000 Based on Scheduled Amounts Estimated Recovery: 100%	100%

1	Other Priority Claims	Unimpaired; except to the extent paid prior to the Effective Date or agrees to different treatment, paid in full, in Cash on the later of the allowance date and the Effective Date Estimated Amount: $0 Based on Scheduled Amounts Estimated Recovery: 100%	100%

2	Secured Tax Claims	Unimpaired; except to the extent paid prior to the Effective Date or agrees to different treatment, at the option of Debtor, either Cash on the later of the allowance date and the Effective Date plus interest required to be paid under Section 506(b) of the Bankruptcy Code, or paid over a six-year period from the date of assessment as provided in Section 1129(a)(9)(C) of the Bankruptcy Code with simple interest at 6% per annum Estimated Amount: $0 Based on Scheduled Amounts Estimated Recovery: 100%	100%

3	Mrs. Hwang Secured Claim

Impaired; Pursuant to an agreement between Mrs. Hwang and the Debtor, Mrs. Hwang shall waive any distribution on account of her Allowed Claim and contribute an amount up to $700,000 in cash sufficient to provide an 90% distribution on account of all Allowed Unsecured Claims in exchange for all New Equity in the Reorganized Debtor.
Estimated Amount: $2,214,000.00
Estimated Recovery: 100% of New Equity in the Reorganized Debtor

			100% of New Equity in the Reorganized Debtor

Class	Type of Claim Or Equity Interest	Treatment	Estimated Recovery

4	Other Secured Claims	Unimpaired; except to the extent paid prior to the Effective Date or agrees to different treatment, at the option of Debtor, (i) paid in full, in Cash, plus interest required to be paid under Section 506(b) of the Bankruptcy Code, or (ii) fully and completely satisfied by delivery of the Collateral and payment of any interest required to be paid pursuant to Section 506(b) of the Bankruptcy Code Estimated Amount: $0 Based on Scheduled Amounts Estimated Recovery: 100%	100%

5	General Unsecured Claims	Impaired; Distributions of Cash equal to the Pro Rata Share of the Allowed General Unsecured Creditors Claims Fund, but in no event greater than 90% of the amount of each Allowed Unsecured Claim on the Effective Date or as soon thereafter as such Claims become Allowed Estimated Amount: $485,000.00 Estimated Recovery: 90%	90%

6	Equity Interests

Impaired; Equity Interests will not receive any distribution or retain any equity under the Plan. Such Equity Interests will be cancelled and extinguished as of the Effective Date of the Plan. Class 6 shall be deemed to have rejected the Plan.
Estimated Amount: —
Estimated Recovery: None. Equity Interests cancelled and extinguished.

			No Distribution

Available cash is defined as all cash in the Debtor’s Estate as of the Effective Date minus a minimum Working Capital Reserve, plus the Mrs. Hwang Cash Contribution, which together is expected to be sufficient to provide 90% distribution on account of Allowed Unsecured Claims.

It is anticipated that the amount of Available Cash that will be available for distribution to Allowed General Unsecured Claims on or about the Effective Date will equal approximately $750,000.00.  In addition, Administrative Expense Claims, Tax and other Priority Claims will be paid in full prior to any distribution to Allowed General Unsecured Claims.  Moreover, it should be noted that a certain amount of Available Cash, perhaps equal to approximately 5%, will be reserved and not distributed on account of any claims that are Disputed Claims until such Disputed Claims are resolved or are litigated to completion.

5.             SIGNIFICANT INFORMATION CONCERNING THE DEBTOR

5.1                                 Historical Operational and Financial Information

A.            Overview of TeleVideo, Inc.

TeleVideo was incorporated in Delaware on January 13, 1987.  TeleVideo sells computer hardware, commonly known as “green-screen terminals,” to its customers worldwide.  TeleVideo derives revenues principally from the sale of its terminal products (the “Business”).  Other revenue sources include sales of thin client products and services related to the sale of TeleVideo’s thin client product line to Neoware, Inc. (“Neoware”) in October 2005, which is described below.

TeleVideo has three (3) subsidiaries, TVCA, LLC (“TVCA LLC”), TVCA, Inc. (“TVCA, Inc.”) and TeleVideo Electronics, Inc. (“TeleVideo Electronics”).  TVCA LLC, a limited liability company, was formed in Delaware on August 17, 1998.  TeleVideo holds 99.99% of the membership interests in TVCA LLC, with K. Philip Hwang holding .01% of the membership interests.  TVCA, Inc., was incorporated in Delaware on August 17, 1998, is a wholly-owned subsidiary of TeleVideo but has no assets or business operation whatsoever.  TeleVideo Electronics, Inc. was incorporated in Delaware on December 23, 2003, is a wholly-owned subsidiary of TeleVideo.  TeleVideo Electronics is a shell corporation with no business operations whatsoever.

From December 1998 to August 9, 2004, the business of TVCA LLC was conducted by unrelated third parties.  TVCA LLC was formed by those third parties in connection with the purchase of certain real property of TeleVideo.  In August 2004, as a result of the transfer of the membership interests in TVCA LLC and the shares of TVCA Inc., TVCA became a subsidiary of TeleVideo.  Until recently, TVCA LLC was a special purpose entity that owned the real property and improvements in which TeleVideo’s operations are located.  Based on available information, TeleVideo concluded that the real property was worth substantially less than the outstanding secured indebtedness thereon.  The secured lender for the real property recently completed a foreclosure action with respect to TVCA LLC’s interest in the real property, and the Debtor believes that the real property has been sold in connection with the foreclosure action.  TeleVideo is not obligated on any of TVCA LLC’s indebtedness, but does occupy a portion of the real property through August 2006 under a lease with the successor to the court-appointed receiver for TVCA LLC.  Based on the substantial lack of equity in the real property, TeleVideo believes that its membership interests in TVCA LLC have no value.

On March 14, 2006, TeleVideo filed a voluntary petition for Chapter 11 bankruptcy (the “Petition Date”).  As of the Petition Date, TeleVideo had approximately 11 full-time employees all of whom were located in California.  For the three-month period ended July 31, 2005, TeleVideo recorded a net loss of approximately $586,000 on revenues of approximately $1.9 million.  The accumulated deficit, as of July 31, 2005, was approximately $103 million.  As of July 31, 2005, TeleVideo’s books and records reflected, on a GAAP basis, total assets and liabilities of approximately $7.8 million and $14.6 million, respectively, as reflected in TeleVideo’s form 10-Q filed with the SEC.  For the quarter ended January 31, 2006, TeleVideo recorded a net loss of approximately $527,000 on revenues of approximately $470,000.

Accumulated deficit as of January 31, 2006 was approximately $96 million.  As of January 31, 2006 TeleVideo’s books and records reflected total assets and liabilities of approximately $2.3 million and $2.7 million, respectively, as reflected in TeleVideo’s internal financial statements.

5.2                                 Equity Ownership and Primary Indebtedness

A.            Equity Securities

TeleVideo’s principal stockholders are (i) K. Philip and C. Gemma Hwang, who together own and control approximately 63% of TeleVideo’s equity and voting power.  The remaining 37% of the equity and voting power of TeleVideo is owned and controlled by public stockholders, although no other shareholder owns or controls more than 5% of the outstanding stock of the Company.  As of the Petition Date, TeleVideo’s stock was listed on the pink sheets, but was not trading on any exchange.

As of January 31, 2006, TeleVideo had issued and outstanding 11,309,772 shares of common stock, par value $0.01 per share, net of 120,000 shares held as treasury stock.  As of the Petition Date, none of TeleVideo’s authorized preferred stock was issued or outstanding.  Based on the value of TeleVideo’s assets and business, as discussed below, the Equity Interests in TeleVideo have no value.

B.            Debt Instruments

On May 29, 2001, TeleVideo entered into a line of credit arrangement C. Gemma Hwang (“Mrs. Hwang”) pursuant to which Mrs. Hwang made available to TeleVideo a line of credit in the amount of $3.5 million.  This line of credit (the “Line of Credit”) was evidenced by a Promissory Note dated May 29, 2001, and a related security agreement.  The promissory note is a demand note bearing an adjustable rate or interest, currently equal to approximately 8.25%.  As of the Petition Date, an aggregate principal amount of $1.6 million in Line of Credit was outstanding, and interest of approximately $614,000 was accrued and unpaid.  In June 2005, Mrs. Hwang accelerated the Line of Credit obligations by demanding immediate payment thereof by the Debtor.

C.            Trade and Remaining Unsecured Claims

As of the Petition Date, TeleVideo had approximately $450,000 of trade creditor claims against it, other than the Line of Credit and obligations to employees discussed below.  TeleVideo is obligated to pay the sum of $10,000 per month under its real property lease, which will expire in August 2006, at which time TeleVideo plans to relocate to other facilities in the context of its reorganization.

5.3                                 Events Leading to Chapter 11 Filing

Since its inception, TeleVideo and its affiliates and subsidiaries as a whole have never experienced positive cash flow from operations, i.e., from sales of its products less related expenses.  Other than the proceeds received from the sale of investments, the sale of real property, and the sale of assets related to its thin client business, TeleVideo has relied extensively on the Line of Credit and equity capital previously raised to fund its working capital deficit.

Without any restructuring, TeleVideo is not projected to be profitable and will continue to lose money.  Based on its historical operating losses and prior experience, the Company believes it will not be able to obtain capital investment from an unrelated third party and believes that any efforts to obtain financing on acceptable terms would be futile.  In fact, TeleVideo has been unable over the past several years to attract new equity capital or obtain any additional credit to continue to fund its operations

In October 2005, TeleVideo closed on the sale of its thin-client business to Neoware, including intellectual property, customer lists, customer relationships, and goodwill.  The sale generated immediate cash proceeds of $3,050,000, which was utilized to pay down the Line of Credit and satisfy other obligations of TeleVideo’s remaining terminal business.  The additional sum of $300,000 generated by the sale currently is being held in escrow for twelve months as security for TeleVideo’s representations and warranties under the asset purchase agreement.  TeleVideo’s Business remaining after the sale of Neoware is the sale of terminal products, although TeleVideo retains very valuable net operating losses (“NOL’s”) for tax purposes from which TeleVideo believes that it will be able to derive substantial benefits if it is capable of successfully reorganizing.

In light of TeleVideo’s status as a public reporting company, TeleVideo continues to incur substantial administrative expenses, such as the cost of auditing and SEC reporting requirements, that continue to harm TeleVideo’s Company’s financial condition.  In light of the relatively small size of the remaining Business, continued expense for these administrative obligations is unduly burdensome to TeleVideo and will present a significant impediment to the survival of TeleVideo and the Business.  Accordingly, after considering all of the alternatives available to it, the Debtor’s board of directors determined to commence a Chapter 11 bankruptcy case to reorganize TeleVideo’s affairs by entering into a transaction with Mrs. Hwang that is embodied in the Plan.

5.4                                 Net Operating Losses

TeleVideo, as discussed above, has enjoyed little revenue and incurred losses during its history.  As a result, TeleVideo has accumulated net operating losses (“NOL’s”) and research and development credits in the amount of approximately $97,000,000.  TeleVideo believes that a Chapter 11 reorganization that will keep the Debtor’s corporate entity intact will have various benefits, among them being the ability of the Reorganized Debtor to use its accumulated NOL’s to reduce or eliminate corporate taxes on potential future income.

Internal Revenue Code Section 382 sets forth the conditions under which NOL’s and tax credits can be fully utilized by companies.  The most common restriction is an “ownership change”, as described in Section 382 during any rolling 36 month period prior to the use of such NOL’s.  For TeleVideo, Ms. Hwang, together with her husband Dr. Hwang currently owns and controls approximately 63% of TeleVideo’s equity and voting power, with the remaining 37% of equity and voting power owned and controlled by public stockholders.  Under the Plan, Mrs. Hwang will acquire 100% of the New Equity in the Reorganized Debtor, and thus, TeleVideo anticipates that it will be able to preserve the NOL’s, subject to the remaining provisions of the Internal Revenue Code.

5.5                                 Administration Of The Chapter 11 Case

On March 14, 2006, the Debtor filed its voluntary petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Debtor’s Chapter case has been assigned to the Honorable Kevin Gross.  The Debtor continues in the possession of its property and the management of its business as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

A.            Management

Dr. Philip Hwang is the Debtor’s Chief Executive Officer, and will remain the Chief Executive Officer of the Reorganized Debtor.  Carmino Rosa is the Debtor’s Chief Operating Officer, and will remain the Chief Operating Officer of the Reorganized Debtor.

B.            Retention of Professionals

The Debtor will seek to secure Bankruptcy Court approval to retain the following attorneys and other professionals to assist them in connection with operational matters and the overall reorganization process:

•                                          Buchanan Ingersoll PC as general bankruptcy counsel;

•                                          ThoughtStorm Strategic Capital LLC as financial advisor; and

•                                          Delaware Claims Agency as claims agent.

On April 5, 2006, the Bankruptcy Court entered an order authorizing the retention of DCA as the Debtor’s claims agent.  On April 26, 2006, the Bankruptcy Court will consider approving orders authorizing the retention of BIPC and TSC as the Debtor’s bankruptcy counsel and financial advisor, respectively.

The various Court-approved professionals retained by the Debtor will file all required applications seeking compensation and reimbursement of expenses, and the Debtor will make payments on account of approved fees and reimbursed expenses consistent with the rules and orders of the Court.

C.            First-Day Orders

Immediately after the Petition Date, the Debtor obtained a series of orders from the Bankruptcy Court designed to minimize any disruption to its business operations and to facilitate the reorganization.  The Bankruptcy Court entered orders authorizing the Debtor to (i) pay prepetition wages and benefits to its employees; and (ii) maintain its bank accounts, maintain its existing cash management system and continue its use of existing business forms and for an interim waiver of investment and deposit requirements.  These motions were critical steps to minimizing the personal hardship that employees would have suffered if employee-related obligations were not paid and to maintain employee morale pending the Debtor’s reorganization.

D.            Cash Collateral

Cash collateral, as that term is defined in Section 363 of the Bankruptcy Code, includes, but is not limited to, “cash, negotiable instruments, documents of title, securities, deposit accounts,…other cash equivalents…and proceeds, products, offspring, rents or profits of property subject to a security interest. . . .”  11 U.S.C. § 363(a).  Under the Bankruptcy Code, a debtor is prohibited from using, selling or leasing cash collateral unless the appropriate creditor consents or the Bankruptcy Court authorizes such action.  Mrs. Hwang asserts a secured claim against substantially all of the Debtor’s remaining assets.  Accordingly, immediately after the Petition Date, the Debtor filed a motion with the Bankruptcy Court for permission to utilize cash collateral upon terms approved by Mrs. Hwang.  On March 15, 2006 and April 5, 2006, respectively, the Bankruptcy Court entered orders authorizing the Debtor’s interim use of cash collateral.

E.             Creditors’ Committee

Pursuant to Section 1102(a) of the Bankruptcy Code, following the commencement of a chapter 11 case, the United States Trustee often appoints a committee of a debtor’s largest creditors holding unsecured claims against the chapter 11 debtor, and sometimes appoints additional committees of creditors as deemed appropriate to assure the adequate representation of creditors in a chapter 11 case.  An unsecured creditors’ committee has not been appointed in this case.

F.             Exclusivity Periods

As this is a “small business” case under the Bankruptcy Code, TeleVideo shall have up to 45 days after the plan is filed to confirm such plan, subject to extension.  Additionally, Section 1121(b) of the Bankruptcy Code provides a debtor with the exclusive right to file a plan and solicit acceptances thereto of 120 and 180 days respectively which may be extended by the Court.  The Debtor and the United States Trustee entered into a stipulated Scheduling Order, approved by the Bankruptcy Court on April     , 2006, pursuant to which the Debtor agreed to file its plan of reorganization by April 14, 2006.  The Debtor filed the Plan on April     , 2006.

G.            Claims Bar Date

On or about                           , the Bankruptcy Court entered an order establishing the general deadline for filing proofs of claim against the Debtor.

H.            Financial Information

The Debtor has filed its Schedules and Statement of Financial Affairs with the Bankruptcy Court, as well as all other financial information required to be filed by a “small business” debtor.  These documents may be obtained from the Clerk of the Bankruptcy Court.

6.             SUMMARY OF PLAN TREATMENT OF NON-CLASSIFIED CLAIMS

6.1                                 Non-Classified Claims.

As provided in Section 1123(a) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims are not classified for the purposes of voting on or receiving distributions under the Plan.  All such Claims are instead treated separately pursuant to the terms of the Plan.

6.2                                 Administrative Expense Claims.

Except to the extent that any Entity entitled to payment of an Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor shall be paid in full and performed by the Debtor in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

6.3                                 Professional Compensation and Reimbursement Claims.

All Entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under Sections 330 or 331 of the Bankruptcy Code or entitled to the priorities established pursuant to Sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by no later than the date that is 45 days after the Effective Date, or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in full in Cash in such amounts as are Allowed by the Bankruptcy Court, (i) on the later of the Effective Date and the date upon which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable, (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Debtor, or (iii) in accordance with the terms of any applicable administrative procedures order entered by the Bankruptcy Court.

6.4                                 Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim has been paid prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Priority Tax Claim, at the option of the Debtor, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) in accordance with Section 1129(a)(9)(C) of the Bankruptcy Code, equal annual Cash payments commencing on the first anniversary of the Effective Date in an aggregate amount equal to such Allowed Priority Tax Claim, together with simple interest on any outstanding balance from the

Effective Date at a fixed annual rate of 6.0%, over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim; provided, however, that the Debtor shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance, in full, at any time on or after the Effective Date, without premium or penalty.

7.             SUMMARY OF PLAN TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

Claims, other than Administrative Expense Claims and Priority Tax Claims, are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:

Class	Status	Voting Rights

Class 1 – Other Priority Claims	Unimpaired	Not entitled to vote: deemed to accept Plan

Class 2 – Secured Tax Claims	Unimpaired	Not entitled to vote: deemed to accept Plan

Class 3 - Mrs. Hwang Secured Claim	Impaired	Entitled to vote

Class 4 – Other Secured Claims	Unimpaired	Not entitled to vote: deemed to accept Plan

Class 5 – General Unsecured Claims	Impaired	Entitled to vote

Class 6 - Equity Interests	Impaired	Not entitled to vote: deemed to reject the Plan

8.             CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

8.1                                 CLASS 1 - OTHER PRIORITY CLAIMS

Class 1 is unimpaired by the Plan.  Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Other Priority Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Other Priority Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Other Priority Claim, Cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

8.2                                 CLASS 2 - SECURED TAX CLAIMS

Class 2 is unimpaired by the Plan.  Each holder of an Allowed Secured Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Secured Tax Claim has been paid prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Secured Tax Claim, at the option of the Debtor, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, or (ii) commencing on the first anniversary of the Effective Date, equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with simple interest at a fixed annual rate of 6.0%, over a period not exceeding six years after the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

Except to the extent that a holder of an Allowed Secured Tax Claim has been paid prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall retain the Liens (or replacement Liens), if any, securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

8.3                                 CLASS 3 - MRS. HWANG SECURED CLAIM

Class 3 is impaired by the Plan.  The holder of the Mrs. Hwang Secured Claim is entitled to vote to accept or reject the Plan.

Mrs. Hwang, as the holder of the Allowed Mrs. Hwang Secured Claim, shall waive any distribution on account of such Claim as a component of the Mrs. Hwang Consideration provided by her under the Plan in exchange for the New Equity in the Reorganized Debtor to be issued to her on the Effective Date.

Mrs. Hwang shall retain the Liens securing the Allowed Mrs. Hwang Secured Claim until the New Equity is issued on the Effective Date, at which time all Liens securing the Mrs. Hwang Secured Claim shall be released and satisfied in their entirety.

8.4                                 CLASS 4 - OTHER SECURED CLAIMS

Class 4 is unimpaired by the Plan.  Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Other Secured Claim has been paid prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Other Secured Claim shall, in full and complete settlement, satisfaction and discharge of its Allowed Other Secured Claim, at the option of the Debtor, (i) receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (ii) receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

Except to the extent that a holder of an Allowed Other Secured Claim has been paid prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Other Secured Claim shall retain the Liens (or replacement Liens), if any, securing its Allowed Other Secured Claim as of the Effective Date until any distribution(s) shall have been made to such holder hereunder, at which time such Liens shall be deemed null and void and shall be unenforceable for all purposes.

8.5                                 CLASS 5 - GENERAL UNSECURED CLAIMS

Class 5 is impaired by the Plan.  Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

The holder of an Allowed General Unsecured Claim shall, in full and complete settlement, satisfaction and discharge of such Allowed General Unsecured Claim, receive (i) one or more distributions from the Distribution Fund in an amount equal to its Pro Rata Share of the Allowed General Unsecured Claims Fund but in no event greater than the Maximum Distribution Amount, or (ii) such other treatment as may be consensually agreed to by the Debtor and the holder of the Allowed Unsecured Claim.  To the extent that Mrs. Hwang holds the Mrs. Hwang Unsecured Deficiency Claim, Mrs. Hwang shall waive such Claim and all right to any distribution on account of such Claim as a component of the Mrs. Hwang Consideration provided by her under the Plan in exchange for the New Equity to be issued to her in the Reorganized Debtor.

8.6                                 CLASS 6 - EQUITY INTERESTS

Class 6 is impaired by the Plan and shall neither receive nor retain anything of value under the Plan, and all Class 6 Equity Interests shall be canceled and extinguished under the Plan.  Accordingly, holders of Class 6 Equity Interests shall be deemed to have conclusively rejected the Plan and are not entitled to vote on the Plan.

The holders of Equity Interests shall not receive any consideration or retain anything of value under the Plan.  On the Effective Date, all Equity Interests shall be canceled and extinguished.

9.             ACCEPTANCE OR REJECTION OF THE PLAN

9.1                                 Voting of Claims.

Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article IV of the Plan shall be entitled to vote to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order(s) of the Bankruptcy Court.  For purposes of calculating the number of Allowed Claims in a Class of Claims that have voted to accept or reject the Plan under Section 1126(c) of the Bankruptcy Code, all Allowed Claims in such Class held by one Entity or any Affiliate thereof shall be aggregated and treated as one Allowed Claim in such Class.

9.2                                 Nonconsensual Confirmation.

If any impaired Class of Claims entitled to vote shall not accept the Plan by the requisite statutory majorities provided in Section 1126(c) of the Bankruptcy Code, the Debtor reserves the right to amend the Plan in accordance with Section 13.9 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under Section 1129(b) of the Bankruptcy Code or both.  With respect to any impaired Classes of Claims that are deemed to reject the Plan, the Debtor shall request that Bankruptcy Court confirm the Plan under Section 1129(b) of the Bankruptcy Code.

10.           PROVISIONS GOVERNING DISTRIBUTIONS

10.1                           Method of Distributions Under the Plan.

A.            Distributions of Cash.

All distributions under the Plan shall be made in accordance with the priorities established by the Plan.  At the option of the Disbursing Agent, any Cash payment to be made pursuant to the Plan may be made by check or wire transfer from a domestic bank.

B.            Delivery of Distributions.

Subject to the provisions of Rule 2002(g) of the Bankruptcy Rules; and except as otherwise provided herein, distributions to the holders of Allowed Claims will be made as follows:  (i) at the address set forth in the Schedules unless superseded by the address set forth on the proofs of claim filed by holders of Claims, or (ii) at the address set forth in any written notice of address change delivered to the Reorganized Debtor after the date of filing of any proof of claim.

C.            Undeliverable and Unclaimed Distributions.

If any holder’s distribution is returned as undeliverable, the Reorganized Debtor will take reasonable steps to attempt to deliver the distribution to the holder of the Allowed Claim.  Any holder of an Allowed Claim that does not advise the Reorganized Debtor that it has not received its, his or her distribution within six (6) months after the date of attempted distribution will have such Claim for such undeliverable distribution discharged and will be forever barred from asserting any such Claim against the Reorganized Debtor or its property.  Distributions must be negotiated within 120 days of the date of distribution.  Any distributions that are undeliverable and unclaimed or have not been cashed within the time periods set forth above shall become available for distribution to the holders of Allowed Claims in accordance with the Plan, and the holder of an unclaimed or undeliverable distribution shall not be entitled to any further distribution under the Plan.

D.            Allocation of Plan Distributions.

All distributions in respect of Allowed Claims will be allocated to the original principal amount of such Claims (as determined for federal income tax purposes).

E.             Distributions Subsequent to the Distribution Date.

To the extent that there is Available Cash subsequent to the Distribution Date from, among other things, (i) the prosecution and enforcement of Causes of Action, and (ii) the return of undeliverable, time-barred or unclaimed distributions to holders of Allowed General Unsecured Claims, then the Reorganized Debtor shall retain such additional funds.

F.             De Minimis Distributions.

Notwithstanding anything contained herein to the contrary, payments of fractions of dollars will not be made.  Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest dollar (up or down), with half dollars being rounded down.  No payment of Cash less than $25.00 shall be made by the Reorganized Debtor to any holder of a Claim unless a written request is made therefor to the Reorganized Debtor.  Any undistributed amount shall be retained by the Reorganized Debtor.

G.            Settlement of Claims and Controversies.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits under the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims or controversies relating to the contractual, legal and subordination rights that a holder of a Claim may have with respect to any Allowed Claim.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise of settlement of all such Claims or controversies, and the Bankruptcy Court’s findings that such compromise or settlement is in the best interests of the Debtor, its estate and the holders of Allowed Claims, and is fair, equitable and reasonable.

11.           PROCEDURES FOR RESOLVING AND TREATING DISPUTED ADMINISTRATIVE EXPENSE CLAIMS AND CLAIMS

11.1                           Bar Date for Administrative Expense Claims.

The Confirmation Order will establish that date that is 30 days after the Effective Date as an Administrative Expense Claims bar date for filing Administrative Expense Claims other than for professional compensation and reimbursement claims incurred prior to the Effective Date

(which are governed by Section 2.3 of the Plan).  Holders of Administrative Expense Claims not paid prior to the Effective Date shall submit proofs of Claim on or before such Administrative Expense Claims bar date or be forever barred from doing so.  The notice of Plan confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Expense Claims bar date.  The Reorganized Debtor shall have thirty (30) days following the Administrative Expense Claims bar date (or such longer period as may be allowed by order of the Bankruptcy Court) to review and object to such Administrative Expense Claims before a hearing to determine allowance of such Administrative Expense Claims.

11.2                           Objections to and Resolution of Administrative Expense Claims and Claims.

Except as to applications for allowance of compensation and reimbursement of expenses under Sections 330, 331 and 503 of the Bankruptcy Code, the Reorganized Debtor shall, on and after the Effective Date, have the right to make and file objections to Administrative Expense Claims and Claims.  On and after the Effective Date, the Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims and compromise, settle or otherwise resolve Disputed Administrative Expense Claims and Disputed Claims and without approval of the Bankruptcy Court.  Unless otherwise ordered by the Bankruptcy Court, the Debtor and parties in interest shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses) and Claims and serve such objections upon the holder of the Administrative Expense Claim or Claim as to which the objection is made as soon as is practicable, but in no event later than 120 days after the Effective Date for Administrative Expense Claims or 60 days after the Effective Date for Claims or such later date as may be approved by the Bankruptcy Court.

11.3                           No Distribution Pending Allowance.

Notwithstanding any other provision of the Plan, no Cash shall be distributed under the Plan on account of any Disputed Claim unless and until such Claim is deemed Allowed.

11.4                           Estimation.

The Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or Disputed Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection (so long as no Final Order has been entered on such objection), and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  Subject to the provisions of Section 502(j) of the Bankruptcy Code, in the event the Bankruptcy Court estimates any Contingent or Disputed Claim, the amount so estimated shall constitute the maximum allowable amount of such claim.  The Debtor, or Reorganized Debtor, as the case may be, may pursue supplementary proceedings to the allowance of any such Claim so estimated.  All of the aforementioned Claims objection and estimation procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently comprised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

11.5                           Reserve for Disputed General Unsecured Claims.

On and after the Effective Date, the Disbursing Agent shall hold in the Disputed General Unsecured Claims Reserve Cash in an aggregate amount sufficient to pay to each holder of a Disputed General Unsecured Claim at the time distributions are made pursuant to the Plan the amount of Cash that such holder would have been entitled to receive if such Claim had been an Allowed Claim on the Effective Date.  Cash withheld and reserved for payments to holders of Disputed General Unsecured Claims shall be held and deposited by the Disbursing Agent in one or more segregated bank accounts to be used to satisfy such Claims as such Disputed General Unsecured Claims become Allowed Claims.  If practicable, the Disbursing Agent may invest Cash in the Disputed General Unsecured Claims Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment.  Such funds shall be released and distributed to Allowed General Unsecured Claims as such Disputed General Unsecured Claims are allowed and/or disallowed, as the case may be.  Any sums remaining in the Disputed General Unsecured Claims Reserve after Allowed Claims are paid in accordance with the Plan shall be transferred to the Reorganized Debtor.

11.6                           Allowance of Disputed Claims.

Once a Disputed General Unsecured Claim is deemed Allowed, the Disbursing Agent shall distribute from the Disputed General Unsecured Claims Reserve to the holder of such Allowed Claim the amount of Cash that would have been distributed to such holder under the Plan on the dates distributions previously were made to holders of Allowed General Unsecured Claims had such Claim been an Allowed Claim on such dates, which amount shall not exceed the amount of Cash reserved on account of such Claim.

12.           IMPLEMENTATION OF THE PLAN

12.1                           Executory Contracts and Unexpired Leases.

Pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtor and any Person or Entity shall be deemed rejected by the Debtor on the Confirmation Date and effective as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for approval of the assumption or rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (iii) is listed on the schedule of assumed executory contracts on Schedule A, separately filed with the Bankruptcy Court, as such schedule is amended from time to time.  The Confirmation Order shall constitute an order of the Bankruptcy Court under Sections 365(a) and 1123(b)(2) of the Bankruptcy Code approving the contract and lease assumptions and rejections described above, as of the Effective Date.

A.            Payments Related to Assumption of Contracts and Leases.

Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under Section 365(b)(1) of the Bankruptcy Code by Cure.  If there is a disputed regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption.

B.            Bar Date for Filing Proofs of Claim Relating to Rejection of Executory Contracts and Unexpired Leases.

Claims arising out of the rejection of an executory contract or unexpired lease must be filed with the Bankruptcy Court and served upon the Debtor by no later than 30 days after the later of (i) notice of the entry of an order approving the rejection of such executory contract or unexpired lease, and (ii) such other date as may be fixed by order of the Bankruptcy Court.  All such Claims not filed within such time will be forever barred from assertion against the Debtor and its estate and its property.  Except as otherwise provided in the Plan, any Allowed Claims arising out of the rejection of any executory contract or unexpired lease shall be treated in accordance with the provisions relating to Class 5 Claims.

C.            Objections to Proofs of Claim Relating to Rejection of Executory Contracts and Unexpired Leases.

Objections to Claims arising out of the rejection of an executory contract or unexpired lease may be filed with the Court at any time prior to the thirtieth (30th) day following the filing and service upon the Debtor of such Claim.  Such objections shall be served upon the holder of the Claim to which an objection is made.  Any objection not timely filed shall be deemed waived by all parties-in-interest.

D.            Employee Benefits.

From and after the Effective Date, the Reorganized Debtor intends to continue the Debtor’s existing employee benefit policies, plans and agreements.

E.             Retiree Benefits.

From an after the Effective Date, to the extent that such obligations exist, the Reorganized Debtor will be obligated to pay retiree benefits (as defined in Section 1114(a) of the Bankruptcy Code) and any similar health, disability or death benefits in accordance with the terms of the retiree benefit plans or other agreements governing the payment of such benefits, subject to the rights to amend, modify or terminate such benefits under the terms of the applicable retiree benefit plan, other agreement or applicable non-bankruptcy law.

12.2                           Delivery of the Mrs. Hwang Consideration.

On or before the Confirmation Date, Mrs. Hwang shall deliver to the Debtor the Mrs. Hwang Initial Cash Contribution.  In the event that it is ultimately determined that the Mrs. Hwang Initial Cash Contribution is insufficient to, along with the Debtor’s Cash generated from operations, provide the treatment required under this Plan while permitting the Reorganized Debtor to maintain the Working Capital Reserve, then Mrs. Hwang shall be required to deposit with the Disbursing Agent an additional sum of Cash not greater than $350,000 as shall be necessary to effectuate the required treatment of all Allowed Claims under this Plan.

12.3                           Cancellation of Equity Interests and Issuance of New Equity Interests.

On the Effective Date or as soon thereafter as is practicable, all Equity Interests will be cancelled and New Equity shall be issued by the Reorganized Debtor and delivered to Mrs. Hwang pursuant to Section 1190 of the Bankruptcy Code.  In connection therewith, TeleVideo shall no longer have registered publicly-traded stock and shall, therefore, as a “private” company with fewer than 300 employees no longer be subject to public disclosure and other requirements of the SEC.  In connection with the issuance of the New Equity, the Reorganized Debtor shall be authorized to perform all corporate acts necessary or appropriate to accomplish the recapitalization contemplated herein.

12.4                           The Disbursing Agent.

The Disbursing Agent, as approved by the Court in the Confirmation Order, shall serve as the Disbursing Agent under this Plan, until: (i) the appointment of a successor Disbursing Agent in the case of resignation or discharge; or (ii) the discharge of all duties of Disbursing Agent as provided for in the Plan.  In the event the Disbursing Agent ceases to serve as Disbursing Agent for any reason, the Disbursing Agent shall file with the Court a report of all receipts and disbursements made by it following the Effective Date.  The Disbursing Agent shall be entitled to reasonable compensation and reimbursement of expenses for services rendered as the Disbursing Agent.

12.5                           Conditions Precedent to Confirmation of the Plan.

The following is a condition precedent to the Confirmation of the Plan:  the entry of a Confirmation Order in form and substance satisfactory to the Debtor and Mrs. Hwang.

12.6                           Conditions Precedent to Effective Date.

The following are conditions precedent to the Effective Date of the Plan unless waived by the Debtor:

(A)                              The Bankruptcy Court shall have entered the Confirmation Order which shall be in form and substance satisfactory to the Debtor;

(B)                                No stay of the Confirmation Order shall be in effect at the time the other conditions set forth in Section 11.2 of the Plan have been satisfied or waived;

(C)                                There shall exist sufficient Available Cash above the Working Capital Reserve to satisfy Administrative Expense Claims, Priority Tax Claims and, Other Priority Claims that are Allowed Claims and to fund fully the required treatment under the Plan for holders of Class 5 Allowed Claims;

(D)                               The Equity Interests shall have been cancelled and the New Equity shall have been issued and delivered to Mrs. Hwang.

(E)                                 The Confirmation Order shall have become a Final Order.

12.7                           Reorganized Debtor.

The duties and powers of the Reorganized Debtor shall include, but not be limited to, the following:

(i)            To exercise all power and authority that may be necessary to implement the Plan, commence and prosecute all proceedings that may be commenced and take all appropriate actions permitted by law not inconsistent with the Plan;

(ii)           To maintain all bank accounts, make distributions and take other actions consistent with the Plan, including the maintenance of appropriate reserves, in accordance with the Plan;

(iii)          To make decisions regarding the retention or engagement of professionals or other persons by the Reorganized Debtor and to pay, without court approval, all reasonable fees and expenses of the Reorganized Debtor and its estates accruing from and after the Effective Date;

(iv)          To take all other actions not inconsistent with the provisions of the Plan which the Reorganized Debtor deems reasonably necessary or desirable in connection with the administration and consummation of the Plan; and

(v)           To exercise such other powers as may be vested in the Reorganized Debtor by order of the Bankruptcy Court.

12.8                           Revesting of Assets.

From and after the Effective Date, the Reorganized Debtor may, without further Bankruptcy Court approval, use, sell, transfer, assign, abandon or otherwise dispose of any of the Debtor’s remaining assets for the purpose of liquidating and converting such assets to Cash, making distributions and fully consummating the Plan.

12.9         Post-Effective Date Fees and Expenses.  From and after the Effective Date, the Reorganized Debtor shall, in the ordinary course of business and without the necessity of any approval by the Bankruptcy Court, pay the reasonable fees and expenses of those professional persons employed by the Reorganized Debtor incurred in connection with the implementation and consummation of the Plan, the reconciliation of Claims, the prosecution of Causes of Action, or any other matters as to which such professionals are employed with respect to the terms of this

Plan (the “Post-Effective Date Fees and Expenses”).  By the last business day of each month following the month for which compensation is sought, the Reorganized Debtor and those professionals retained by the Reorganized Debtor shall submit their respective monthly statements to the Reorganized Debtor and its Board Members.  Such statements shall describe in detail the services performed, the fees for such services and the disbursements made in connection with the rendition of such services.  The parties will have ten (10) calendar days from the date of receipt of such statements to review such statements and to object to such statements.  At the expiration of such ten (10) calendar day period, the Reorganized Debtor shall promptly pay such statement, except those fees and/or expenses as to which an objection has been timely made in writing.  In the event of objection, the parties shall confer with one another and attempt to reach agreement regarding the correct payment to be made.  If agreement cannot be reached within twenty five (25) calendar days of receipt of the statement, the matter shall be submitted to the Bankruptcy Court within seven (7) Business Days thereafter in the form of a written objection setting forth the precise nature of the objection and the monetary amount at issue.  Thereafter, the Bankruptcy Court will consider and dispose of the objection.  The Reorganized Debtor shall be required to pay all compensation and expenses, or any portion thereof that is not the subject of a timely objection.

13.           DISCHARGE, RELEASE AND INJUNCTION

13.1                           Injunction.

Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all Entities who have held, hold or may hold Claims against the Debtor, are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor on account of any such Claim, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtor or against the property of the Debtor, (d) asserting any right of setoff or subrogation of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor, and (e) commencing or continuing in any manner any action or other proceeding of any kind with respect to any claims and Causes of Action that are extinguished, dismissed or released pursuant to the Plan.  Such injunction shall extend to successors of the Debtor and its property and interests in property.

13.2                           Discharge.

Except as provided in the Plan or the Confirmation Order, any consideration distributed under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims of any nature whatsoever against the Debtor, and any of its Assets or properties, including its present and former officers, directors, managers, members, interest holders, employees or agents, whether known or unknown.  Except as otherwise expressly provided in the Plan, upon the Effective Date, the Debtor shall be deemed discharged and released to the extent permitted by Section 1141 of the Bankruptcy Code from any and all such Claims, including but not limited to demands and liabilities that arose before the Effective Date, and all debtors of the kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under Section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan.  The Confirmation Order, except as provided therein or in the Plan, shall be a judicial determination of discharge of all liabilities of the Debtor.  As provided in Section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtor at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the prosecution of any action against the Debtor, or its Assets or property, to the extent it relates to a Claim discharged.

13.3                           Release of Mrs. Hwang.

All parties in interest in the Case including, but not limited to, each of (i) the Debtor and its bankruptcy estate and (ii) holders of Claims waive, discharge and forever release Mrs. Hwang, her present and former agents, employees, attorneys, consultants, successors and assigns, from any and all claims, causes of action, defenses, counterclaims or offsets and/or allegations including, without limitation, any avoidance actions under Chapter 5 of the Bankruptcy Code, each may have or may have made, or that is based on the transactions, acts, omissions, facts or circumstances at any time through and including the Effective Date, whether known or unknown, arising out of or in any way relating to the relationship between the Debtor and Mrs. Hwang.

13.4                           Exculpation.

Neither the Debtor, nor the Debtor’s Estate, nor any of their respective officers, directors, employees, advisors, professionals or agents shall have or incur any liability to, or be subject to any right of action by the Debtor, any holder of a Claim or Equity Interest or any other party in interest for any act or omission in connection with, related to, or be subject to any right of action, by the Debtor or arising out of, the Chapter 11 Case, negotiations regarding or concerning the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, any act taken or omitted to be taken on or after the Petition Date, except for willful misconduct or gross negligence, and, in all respects, the Debtor, or its officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.  Further, except as otherwise provided for in the Plan, no Claims against or Equity Interests in the Debtor or the Estate, or either of them, shall be asserted against the Disbursing Agent following the Effective Date nor shall any claim or interest be asserted against: (i) any property being held by the Disbursing Agent for distribution under this Plan; or (ii) any transaction authorized to be performed by the Disbursing Agent.  The Disbursing Agent, and its members, shareholders, partners, agents, representatives, professionals, attorneys, accountants and financial advisors, and the heirs, executors, administrators, successors and assigns of each of the foregoing, shall not have or incur any liability to any Person for any act taken or omitted to be taken in good faith prior to or after the Effective Date in connection with the Chapter 11 Case or related to the performance of its duties as the Disbursing Agent, provided, however, that the foregoing provision of Section 13.6 of the Plan shall have no effect on the liability that would otherwise result from any such act or omission to the extent that such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence.

14.           RETENTION OF JURISDICTION

The Bankruptcy Court shall retain jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(A)                              To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of any Claims resulting therefrom;

(B)                                To hear and determine any and all adversary proceedings, applications and contested matters;

(C)                                To hear and determine any objections to Administrative Expense Claims, Claims or Equity Interests;

(D)                               To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(E)                                 To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by Section 1142 of the Bankruptcy Code;

(F)                                 To consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(G)                                To hear and determine all applications for compensation and reimbursement of expenses of professionals under Sections 330, 331 and 503(b) of the Bankruptcy Code;

(H)                               To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan;

(I)                                    To recover all assets of the Debtor and property of the Debtor’s estate, wherever located;

(J)                                   To hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

(K)                               To hear any other matter not inconsistent with the Bankruptcy Code;

(L)                                 To enter a final decree closing the Chapter 11 Case; and

(M)                            To enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan.

15.           AMENDMENT OR MODIFICATION OF THE PLAN

Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtor at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of Sections 1122 and 1123 of the Bankruptcy Code, and the Debtor shall have complied with Section 1125 of the Bankruptcy Code.  The Plan may be altered, amended or modified by the Debtor at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of Sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under Section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications.  A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.  Prior to the Effective Date, the Debtor may make appropriate technical non-material modifications to the Plan without further order or approval of the Bankruptcy Court, provided that such technical modifications do not adversely affect the treatment of holders of Claims or Equity Interests.

16.           CONFIRMATION OF THE PLAN

16.1                           Acceptance

To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtor, including that:  (i) the Plan classifies Claims in a permissible manner; (ii) the Plan complies with applicable provisions of the Bankruptcy Code; (iii) the Debtor complies with applicable provisions of the Bankruptcy Code; (iv) the Plan has been accepted by the requisite votes of holders of Claims (except to the extent that cramdown is available under Section 1129(b) of the Bankruptcy Code); (v) the Plan has been proposed in good faith and not by any means forbidden by law; (vi) the disclosure required by Section 1125 of the Bankruptcy Code has been made; (vii) the Plan is feasible and confirmation will likely not be followed by the liquidation or the need for further financial reorganization of the Debtor, unless such liquidation or reorganization is proposed in the Plan; (viii) the Plan is in the “best interests” of all holders of Claims in an impaired Class by providing to such holders on account of their Claims property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim in such Class has accepted the Plan; (ix) all fees and expenses payable under 28 U.S.C. Section 1930 (fees owing to the bankruptcy clerk and the United States Trustee) have been paid or the Plan provides for their payment on the Effective Date; and (x) if applicable, the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined under Section 1114 of the Bankruptcy Code, at the level established prior to confirmation for the duration of the period that the Debtor has obligated itself to provide such benefits.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that Class, but for that purpose counts only those claims who actually vote to accept or reject the plan.  Thus, a class will have voted to accept the Plan if two-thirds (2/3) in amount and a majority in number actually voting cast their Ballots in favor of acceptance.  Similarly a class of Equity Interests has accepted the Plan if at least 2/3 of such class of Equity Interests that actually vote on the Plan, accepts the Plan.

16.2                           Best Interests Test

Notwithstanding acceptance of the Plan by holders of Claims and Equity Interests, to confirm the Plan, the Bankruptcy Court must independently determine that the Plan is in the best interests of all Classes impaired by the Plan.  To confirm the Plan, the Bankruptcy Court must find that the Plan provides to each Entity who rejects the Plan a recovery that has a value at least equal to the value of the distribution that each such Entity would receive if all of the Debtor’s assets that are property of its estate were liquidated under chapter 7 of the Bankruptcy Code.

To calculate what creditors would recover in a chapter 7 liquidation, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the Debtor’s assets if the Chapter 11 Case was converted to chapter 7 and the assets were liquidated by a trustee in bankruptcy.  Upon liquidation, the potential distribution available to creditors may be reduced (a) to the extent of the value of the Collateral securing the claims of secured creditors, and (b) by the costs of liquidation under chapter 7, which costs would include the compensation of a trustee, disposition expenses, including possible transfer taxes that may not be payable under chapter 11, all unpaid expenses incurred by the Debtor during the Chapter 11 Case (such as compensation of professionals), litigation costs (if any), and claims arising during the pendency of the Chapter 11 Case and the chapter 7 liquidation proceedings.  There may be further included chapter 11 Administrative Expense Claims for the failure of the Debtor to fulfill post-petition contracts, if any.  These claims would have to be paid in full out of the liquidation proceeds before the balance, if any, would be made available to pay holders of unsecured claims.  Moreover, any proceeds available for distribution would be reduced by the cost attributable to the time value of money resulting from what is likely to be a more protracted proceeding.

The Debtor has evaluated the range of returns to holders of Claims under the Plan, and has compared that anticipated return with what the Debtor believes will be realized if a forced liquidation occurs under chapter 7 of the Bankruptcy Code.  Based on this evaluation and the assumptions set forth in the liquidation analysis affixed hereto as Exhibit B, the Debtor believes that unsecured creditors will obtain a recovery from the estate under the Plan of a value in excess of what otherwise would be available if the remaining assets of the Debtor were liquidated and distribution made pursuant to chapter 7 of the Bankruptcy Code.  Put differently, it seems much more likely that the assets available for distribution will only be diminished in the context of a liquidation under chapter 7 rather than under the Plan.

The liquidation analysis for the Debtor contains estimates of the amount of Claims that may ultimately be Allowed Claims.  These estimates are based solely upon Debtor’s books and records.  No order has been entered to date estimating or otherwise fixing the amount of Claims at the projected amounts set forth in the liquidation analysis.  The estimates set forth therein should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

16.3                           Cramdown

The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes as long as at least one impaired class of claims has voted to accept the plan.  These “cramdown” provisions are set forth in Section 1129(b) of the Bankruptcy Code.

The Plan may be confirmed pursuant to the cramdown provisions if, in addition to satisfying other requirements of Section 1129 of the Bankruptcy Code, the Plan: (i) “does not discriminate unfairly”; and (ii) “is fair and equitable with respect to each Class of claims or equity interests that is impaired under, and has not accepted, the Plan.”  As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have meanings unique to bankruptcy law.

The requirement that a plan “not discriminate unfairly” means that a dissenting class must be treated equally with respect to other classes of equal rank.  A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of a similar value under a plan.  By establishing separate Classes for the holders of each type of Claim and by treating each holder of a Claim in each Class the same, the Debtor submits that the Plan does not “discriminate unfairly” with respect to any Class of Claims.

The “fair and equitable” standard, also known as the “absolute priority rule”, has different meanings with respect to secured and unsecured claims.  With respect to secured claims, for a plan to be fair and equitable, the plan may provide that the holder of such claims retain the liens securing those claims to the extent of the allowed amount of such claims, and that such holder receive on account of such claim deferred cash payments totaling at least the allowed amount of such claim of a value, as of the effective date of the plan, of at least the value of such holder’s interest in the estate’s interest in such property.  Alternatively, a plan may provide for the realization by the holders of secured claims of the indubitable equivalent of such claims.  Here, the Plan provides that the holders of secured claims receive that which they are entitled to under Section 1129 of the Bankruptcy Code.

With respect to a class of unsecured creditors, a plan can be fair and equitable if it provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date, equal to the allowed amount of the claim, or if it provides that the holder of a claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.  The Plan’s treatment of unsecured claims comports with the Bankruptcy Code’s fair and equitable requirement in this regard because, while allowed unsecured claims will not be paid in full (an estimated 90% dividend), no distributions will be made to the holders of Equity Interests, the most junior Class in the Chapter 11 case.

With respect to a class of equity interests, a plan can be fair and equitable if (i) each holder of an equity interest will receive or retain under the Plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.  The Plan’s treatment of Equity Interests comports with the Bankruptcy Code’s fair and equitable requirement in this regard because Equity Interests have no value and no class junior thereto is to receive any distribution under the Plan.

Pursuant to Section 1129(b) of the Bankruptcy Code, the Debtor intends to request confirmation of the Plan in the event that all of the applicable requirements of Section 1129(a), other than Section 1129(a)(8), are met.

16.4                           Feasibility

The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization unless such liquidation or reorganization is proposed in the Plan.  TeleVideo believes that the Plan complies with the financial feasibility standard of Section 1129(a)(11) of the Bankruptcy Code by virtue of, among other things, the Available Cash and the valuable Mrs. Hwang Consideration being made available to consummate the Plan.

17.           ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the Debtor’s alternatives include (i) liquidation of the Debtor under chapter 7 of the Bankruptcy Code, and (ii) the preparation and presentation of an alternative plan of reorganization.

17.1                           Liquidation Under Chapter 7

If no chapter 11 plan can be confirmed, the Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the remaining assets of the Debtor.  An analysis of the anticipated effect that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests is set forth in the attached Exhibit B, Liquidation Analysis.  The Debtor believes that liquidation under chapter 7 would result in, among other things, distributions to creditors far smaller than those provided under the Plan because of additional administrative expenses attendant to the appointment of a trustee and the trustee’s employment of professionals, and the inability to realize the substantial value of the Mrs. Hwang Consideration.

17.2                           Alternative Plan Of Reorganization

If the Plan is not confirmed, the Debtor (or any other party in interest if the exclusivity period has expired or has been terminated) could attempt to formulate a different plan of reorganization.  The Plan, in the opinion of the Debtor, represents the best alternative to protect the interests of Creditors, Equity Interests and parties in interest.  Mrs. Hwang is the only entity or person that has agreed to fund the Debtor’s operations and payments to creditors under the Plan, while agreeing to waive her substantial claims against the Debtor.

18.           EFFECT OF CONFIRMATION OF THE PLAN

In accordance with Section 1141 of the Bankruptcy Code, the provisions of the Plan, if confirmed, will bind the Debtor and all creditors and holders of Equity Interests.  The Plan binds the holders of Claims and Equity Interests, whether or not the Claim or Equity Interest is impaired under the Plan, and whether or not the holder of such Claim or Equity Interest has accepted the Plan.  Provided the Effective Date occurs, confirmation of the Plan will discharge the Debtor from any debt that arose before the Confirmation Date, whether or not (i) a proof of Claim based on such debt was filed or deemed filed under Section 501 of the Bankruptcy Code; (ii) such Claim is allowed under Section 502 of the Bankruptcy Code, or (iii) the holder of such Claim has accepted the Plan.

19.           U.S. FEDERAL INCOME TAX CONSEQUENCES TO CREDITORS AND EQUITY INTERESTS

THE DISCUSSION IN THIS SUMMARY WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY PERSON, FOR THE PURPOSE OF AVOIDING FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON THAT PERSON.  THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE PLAN.  EACH PERSON CONSIDERING THE TAX CONSEQUENCES FROM ADOPTION OF THE PLAN SHOULD SEEK ADVICE BASED ON THAT PERSON’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

19.1                           Tax Effects Upon Unsecured Creditors

A.            Allowed General Unsecured Claims

Each holder of an Allowed General Unsecured Claim should recognize gain or loss to the extent of the difference between (i) the fair market value of the cash and other assets actually received (or deemed to be received) by such holder and (ii) the adjusted basis of the Allowed Unsecured Claim deemed to be satisfied with such cash or other assets.

B.            Treatment of Accrued Interest

Each holder of an Allowed General Unsecured Claim will be treated as having received interest income to the extent the cash or property paid to such holder is attributable to accrued but unpaid interest, if any, on the relevant claim.  In the case in which the amount of cash and property received is less than the principal and accrued but unpaid interest on the relevant claim, the extent to which a holder’s allocable share of cash or property received is attributable to accrued but unpaid interest is unclear.  The Debtor intends to allocate the fair market value of the cash and property received by the holders first in satisfaction of the principal amount of the Allowed General Unsecured Claim held by the recipient holder and thereafter to the portion of the claims attributable to any accrued but unpaid interest.  It is possible, however, that the IRS could successfully challenge such allocation.  In connection with the allocation of consideration between principal and accrued but unpaid interest, holders of Allowed General Unsecured Claims should consult their tax advisors to determine the amount of consideration received under the Plan that is allocable to accrued but unpaid interest.

19.2                           Tax Effects Upon Mrs. Hwang’s Secured Claim

If Mrs. Hwang’s Secured Claim is considered to be a security, the holder of that claim will not recognize any gain or loss on the receipt of the New Equity in exchange for such claim.  Such holder will take a basis in the New Equity equal to her basis in the claim plus the amount of cash contributed under the Plan to fund distribution to the holders of the Allowed Unsecured Claims.  On the other hand, if Mrs. Hwang’s Secured Claim is not considered to be a security, the holder thereof would recognize gain or loss equal to the difference between (i) the fair market value of the New Equity considered to be received by such holder in exchange for the surrender of the claim and (ii) the adjusted basis of the claim.  Such gain or loss would be a capital gain or loss so long as the claim was held for investment purposes, would be a long-term capital gain or loss to the extent that the claim was held for more than one year and a short-term capital gain or loss to the extent that the claim was held for one year or less.

It is not entirely clear whether Mrs. Hwang’s Secured Claim would be considered a security or the amount of the New Equity that would be considered to be received by such holder in exchange for the surrender of the claim.  The holder of such claim should consult her tax advisor with regard to these determinations.

19.3                           Tax Effects Upon Holders of Equity Interests

Holders of Equity Interests, who will receive no consideration for those interests under the Plan, should be able to claim a worthless stock loss in an amount equal to their basis in their Equity Interests immediately before the Plan takes effect.  It is possible that the IRS could assert that any holder of an Equity Interest who receives New Equity under the Plan is considered as having received a portion of such New Equity as consideration for his Equity Interest and therefore that such interest was not worthless.  However, because the Equity Interests will be cancelled and no distribution in respect to such interests will be made under the Plan and because the only holder of an Equity Interest who will be entitled to receive New Equity will be contributing the Mrs. Hwang Consideration (including the waiver and surrender of the Mrs. Hwang Secured Claim and, potentially, the Mrs. Hwang Unsecured Deficiency Claim and the contribution of Cash to the Debtor) in exchange for such New Equity, the Debtor intends to allocate none of the New Equity to the Equity Interests.  So long as a holder of an Equity Interest holds that interest for investment purposes, the worthless stock loss would be treated as a capital loss, which would be considered a long-term capital loss to the extent that the relevant Equity Interest has been held for more than one year and a short-term capital loss to the extent that such interest has been held for one year or less.  The deductibility of capital losses is limited.  Whether any given holder is able to recognize such loss currently depends on each individual holder’s tax situation.  Holders of Equity Interests should consult their tax advisors with regard to this determination.

20.           RISK FACTORS

The distributions and recoveries set forth in this Disclosure Statement are based on the Debtor’s estimates of Allowed Claims.  The Debtor projects that the Claims asserted against it will be resolved and reduced to an amount that approximates its estimates and may seek an order or orders from the Bankruptcy Court estimating the dollar amount of certain Allowed and

Disputed Claims.  There can be no assurance that such assumptions will prove accurate.  In addition, if and to the extent that the Debtor has underestimated the amount of Allowed Claims or reserves for Disputed Claims, it is possible that the Debtor will not have sufficient Available Cash to fund the Plan and provide the Maximum Distribution to all holders of Allowed Class 5 Claims, even including the Mrs. Hwang’s Consideration.  These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation.  The Debtor reserves the right to object to the amount or classification of any Claim.  Thus, the estimates set forth in this Disclosure Statement and the Liquidation Analysis affixed hereto cannot be relied upon by any creditor whose Claim is subject to a successful objection.  Any such creditor may not receive the estimated distributions set forth herein.

21.           CONCLUSION

For all of the reasons set forth in this Disclosure Statement, the Debtor believes that confirmation and consummation of the Plan is preferable to all other alternatives.  THUS, THE DEBTOR BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS AND URGES ALL SUCH HOLDERS THAT ARE ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN.

Respectfully Submitted,

TeleVideo, Inc.

By: